Exhibit 99.1

Kymera Therapeutics Announces Third Quarter 2023 Financial Results and

Provides a Business Update

First patient dosed in KT-474/SAR444656 (IRAK4) Phase 2 HS clinical trial, generating a $40 million milestone payment from partner Sanofi; dosing of first patient in Phase 2 AD trial expected in the fourth quarter of 2023

ASH abstract to be released today highlights KT-333 (STAT3) safety, PK/PD and initial anti-tumor activity in Phase 1 clinical trial

KT-253 (MDM2) degrader achieved clinical proof-of-mechanism in Phase 1 clinical trial and demonstrated anti-tumor activity in first solid tumor cohort without dose-limiting toxicities or hematologic adverse events

KT-413 (IRAKIMiD) development to be discontinued for strategic reasons despite reaching expected degradation levels and lack of dose-limiting toxicities

Kymera to focus resources on its growing immunology pipeline targeting large opportunities with oral degrader mechanisms, to be disclosed at a virtual Immunology R&D Day on January 4, 2024

Cash balance of $435 million, representing an extended runway to the first half of 2026

Company to hold call and webcast today at 8:00 a.m. ET

Watertown, Mass. (November 2, 2023) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of small molecule medicines using targeted protein degradation (TPD), today reported financial results for the third quarter ended September 30, 2023, and provided business updates on its pipeline of protein degraders.

“This was an important quarter for Kymera, with our clinical programs demonstrating encouraging progress and reinforcing the promise of protein degradation to change the way we treat disease,” said Nello Mainolfi, Ph.D., Founder, President and CEO, Kymera Therapeutics. “Our partner Sanofi has begun Phase 2 studies of KT-474, and our oncology programs KT-333 and KT-253 have both shown signs of anti-tumor activity in liquid and solid tumor types, providing a critical foundation for how we intend to build even more value for patients, physicians and shareholders.”

“In addition, with increased focus on the transformative opportunity we have in immunology, our discovery engine has produced several promising programs that we believe can have a significant impact on the way these complex diseases are managed. We intend to share more details on our strategy and these emerging programs, including the path to clinical data, in early January at our Immunology R&D Day,” added Dr. Mainolfi. “With the promise of our growing pipeline, and in the context of the changing diffuse large B-cell lymphoma treatment landscape, we have decided to discontinue the development of KT-413, despite the program having achieved desired target degradation levels without dose-limiting toxicities. This decision, which reflects financial discipline around program prioritization, will allow us to focus resources on programs that have the potential to address large patient populations with significant need and clear commercial opportunity. Importantly, we have extended our runway into the first half of 2026, which now reaches well beyond key readouts for our clinical programs.”

Business Highlights, Recent Developments and Upcoming Milestones

KT-474/SAR444656 IRAK4 Degrader

•

Sanofi initiated two randomized, placebo-controlled Phase 2 trials evaluating KT-474 for the treatment of hidradenitis suppurativa (HS) and atopic dermatitis (AD), and the first patient was dosed in the HS trial in October 2023. Under the terms of the Sanofi/Kymera collaboration, the dosing of the first patient in the HS trial generated a milestone payment of $40 million.

KT-333 STAT3 Degrader

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An abstract to be released by the American Society of Hematology (ASH) today, November 2, 2023, reports data from the KT-333 Phase 1 clinical trial through a July 10, 2023 cut-off. Of the 21 patients enrolled through dose level (DL) 5, 12 were evaluable for disease assessment, including 1 with cutaneous T-cell lymphoma (CTCL) and 1 with peripheral T-cell lymphoma (PTCL) at DL2, and 10 with solid tumors at DL1-4. One partial response was reported after 2 cycles in the CTCL patient at DL2, and stable disease was reported after 2 cycles in 3 solid tumor patients treated at DL3 and DL4. Safety and PD were consistent with previous updates. Additional details will be available at 9:00 a.m. today when the ASH abstracts are released.

•	In the third quarter of 2023, the U.S. Food and Drug Administration granted Fast Track designation to KT-333 for the treatment of both relapsed/refractory CTCL and relapsed/refractory PTCL.

KT-253 MDM2 Degrader

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The Company announced that the KT-253 Phase 1 trial has completed enrollment to the first 2 dose levels of Arm A (solid tumors and lymphomas) with enrollment to DL3 ongoing, achieving clinical proof-of-mechanism and initial anti-tumor activity. Enrollment to Arm B (high grade myeloid malignancies, including AML) has recently commenced, and Kymera intends to present data from the KT-253 Phase 1 clinical trial at a medical meeting in 2024. In Arm A as of the October 20, 2023 data cut-off date:

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A total of 9 solid tumor patients enrolled across DL1 (n=3), DL2 (n=4) and DL3 (n=2) have received a mean of 2.3 cycles (range 1-6), with initial PD available for both DL1 and DL2 while clinical response data are available only for DL1.

•	Dose-responsive target engagement demonstrated in DL1 and DL2 through upregulation of GDF15, a downstream plasma biomarker of p53 activation.

•

A patient in DL1 with relapsed/refractory Merkel cell carcinoma had a confirmed partial response (PR) after 4 cycles with treatment continuing after 6 cycles; a second patient in DL1 with fibromyxoid sarcoma had confirmed stable disease (SD) after 4 cycles and then came off study after 6 cycles; a third patient in DL1 with uveal melanoma progressed after 1 cycle of therapy.

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No dose-limiting toxicities across DL1-3, with Grade 1/2 nausea and Grade 1 diarrhea being the most common drug-related adverse events observed in 2 or more patients. One patient at DL1 had a serious adverse event of Grade 3 hypotension during Cycle 4 that was due to diminished oral intake. Treatment for the hypotension included IV fluids and the patient was able to continue on study without a dose reduction or recurrence of this adverse event. There were no neutropenia or thrombocytopenia adverse events, even in patients who had received up to 6 cycles of therapy.

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The Company expects to present comprehensive preclinical and clinical translational data across liquid and solid tumors that will inform a patient stratification strategy for KT-253 in ongoing and future clinical studies at a medical meeting in 2024.

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The Company presented preclinical data at the 10th International MDM2 Workshop on its KT-253 MDM2 degrader program, demonstrating durable tumor regressions in Acute Myeloid Leukemia (AML) models as a monotherapy and in combination with the standard of care agent venetoclax.

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At the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, preclinical data from the Company’s collaborator at Dana-Farber Cancer Institute was shared demonstrating in vitro efficacy of an MDM2 degrader against Merkel cell carcinoma cell lines and patient-derived cell lines that was achieved with brief exposures and was superior to an MDM2 inhibitor, supporting MDM2 degradation as a promising therapeutic approach in Merkel cell carcinoma.

KT-413 IRAKiMID Degrader

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While data continue to be encouraging with respect to target knockdown in blood and tolerability, Kymera will discontinue development of KT-413 for strategic reasons and focus resources to support its growing immunology pipeline.

Corporate Updates

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Kymera plans to hold a virtual Immunology R&D Day on January 4, 2024. The R&D Day will focus on its emerging pipeline of high-value immunology programs which target proven biologic pathways, including new target disclosures, supporting preclinical data and timing to clinical studies initiation.

Program Background Information

For more information on Kymera’s pipeline visit our website: https://www.kymeratx.com/pipeline/.

Conference Call

Kymera will host a conference call and webcast today, November 2, 2023, at 8:00 a.m. ET. To access the conference call via phone, please dial +1 (833) 630-2127 or +1 (412) 317-1846 (International) and ask to join the Kymera Therapeutics call. A live webcast of the event will be available under Events and Presentations in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available following the event.

Third Quarter 2023 Financial Results

Collaboration Revenues: Collaboration revenues were $4.7 million for the third quarter of 2023 compared to $9.6 million for the third quarter of 2022. Collaboration revenues in the third quarter of 2023 include revenue from the Company’s Sanofi collaboration, but does not include Phase 2 milestone payments which Kymera expects to begin to recognize as revenue in the fourth quarter of 2023.

Research and Development Expenses: Research and development expenses were $48.1 million for the third quarter of 2023 compared to $43.9 million for the third quarter of 2022. This increase was primarily due to increased expenses related to the investment in the Company’s oncology clinical programs, platform and discovery programs, as well as an increase in occupancy and related costs due to continued growth in the research and development organization. Stock based compensation expenses included in research and development were $5.8 million for the third quarter of 2023 compared to $4.9 million for the third quarter of 2022.

General and Administrative Expenses: General and administrative expenses were $14.1 million for the third quarter of 2023 compared to $10.6 million for the third quarter of 2022. The increase was primarily due to an increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, occupancy, and other expenses from an increase in headcount to support growth as a public company. Stock based compensation expenses included in general and administrative expenses were $5.9 million for the third quarter of 2023 compared to $4.2 million for the third quarter of 2022.

Net Loss: Net loss was $52.9 million for the third quarter of 2023 compared to a net loss of $43.0 million for the third quarter of 2022.

Cash and Cash Equivalents: As of September 30, 2023, Kymera had $435 million in cash, cash equivalents, and investments. Kymera expects that its cash and cash equivalents will provide the company with an anticipated cash runway into the first half of 2026. Its existing cash is expected to take the Company beyond the Phase 2 data for KT-474, as well as additional proof-of-concept data for KT-253 and KT-333, while Kymera continues to identify opportunities to accelerate growth and expand its pipeline, technologies and clinical indications.

About Kymera Therapeutics

Kymera is a biopharmaceutical company pioneering the field of targeted protein degradation, a transformative approach to address disease targets and pathways inaccessible with conventional therapeutics. Kymera’s Pegasus platform is a powerful drug discovery engine, advancing novel small molecule programs designed to harness the body’s innate protein recycling machinery to degrade dysregulated, disease-causing proteins. With a focus on undrugged nodes in validated pathways, Kymera is advancing a pipeline of novel therapeutic candidates designed to address the most promising targets and provide patients with more effective treatments. Kymera’s initial programs target IRAK4 and STAT3 within the IL-1R/TLR or JAK/STAT pathways, and the MDM2 oncoprotein, providing the opportunity to treat patients with a broad range of immune-inflammatory diseases, hematologic malignancies, and solid tumors.

Founded in 2016, Kymera is headquartered in Watertown, Mass. Kymera has been named a “Fierce 15” company by Fierce Biotech and has been recognized by both the Boston Globe and the Boston Business Journal as one of Boston’s top workplaces. For more information about our people, science and pipeline, please visit www.kymeratx.com or follow us on X (previously Twitter) or LinkedIn.

About Kymera’s Pegasus™ Platform

Kymera’s Pegasus platform is a powerful drug discovery engine that enables the discovery of novel small molecule protein degrader medicines designed to target and disrupt specific protein complexes and full signaling cascades in disease, placing once elusive disease targets within reach. The key components of the platform combine Kymera’s broad understanding of the localization and expression levels of the hundreds of E3 ligases in the human body with the Company’s proprietary E3 Ligase Binders Toolbox, and advanced chemistry, biology, and computational capabilities to develop protein degraders that address significant, unmet medical needs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements by Kymera Therapeutics regarding its: strategy, business plans and objectives for our clinical stage degrader programs; plans and timelines for the preclinical and clinical development of its product candidates, including the therapeutic potential, clinical benefits and safety thereof; expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials; the ability to initiate new clinical programs; and Kymera’s financial condition and expected cash runway into the first half of 2026. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the timing and anticipated results of our current and future preclinical studies and clinical trials, supply chain, strategy and future operations; the delay of any current and future preclinical studies or clinical trials or the development of Kymera Therapeutics’ drug candidates, including those for KT-474, KT-333, KT-413 and KT-253; the risk that the results of current preclinical studies and clinical trials may not be predictive of future results in connection with current or future preclinical and clinical trials; Kymera Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Kymera Therapeutics’ planned interactions with regulatory authorities; obtaining, maintaining and protecting its intellectual property; the risks associated with pandemics or epidemics; and Kymera Therapeutics’ relationships with its existing and future collaboration partners. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in the Annual Report on Form 10-K for the period ended December 31, 2022, and most recent Quarterly Report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics’ subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Cash, cash equivalents and marketable securities	$434,813	$559,494
Property and equipment, net	36,145	13,334
Right-of-use assets, operating lease	54,955	8,909
Other assets	26,465	21,397

Total assets	$552,378	$603,134

Liabilities and Stockholders’ Equity
Deferred revenue	$43,773	$63,260
Operating lease liabilities	79,190	14,681
Other liabilities	33,880	35,042

Total liabilities	156,843	112,983
Total stockholders’ equity	395,535	490,151

Total liabilities and stockholders’ equity	$552,378	$603,134

KYMERA THERAPEUTICS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Collaboration Revenue—from related parties	$4,728	$9,551	$30,707	$30,687
Operating expenses:
Research and development	$48,117	$43,877	$136,111	$121,115
General and administrative	14,120	10,556	40,814	32,198

Total operating expenses	62,237	54,433	176,925	153,313

Loss from operations	(57,509)	(44,882)	(146,218)	(122,626)
Other income (expense):
Interest and other income	4,683	1,916	13,768	2,800
Interest and other expense	(41)	(36)	(144)	(117)

Total other income	4,642	1,880	13,624	2,683

Net loss attributable to common stockholders	$(52,867)	$(43,002)	$(132,594)	$(119,943)

Net loss per share attributable to common stockholders, basic and diluted	$(0.90)	$(0.79)	$(2.27)	$(2.28)

Weighted average common stocks outstanding, basic and diluted	58,421,859	54,535,514	58,312,813	52,600,103

Investor Contact: Justine Koenigsberg Vice President, Investor Relations investors@kymeratx.com 857-285-5300	Media Contact: Todd Cooper Senior Vice President, Corporate Affairs media@kymeratx.com 857-285-5300